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                                                                    EXHIBIT 99.1

       THE                                             Prudential Tower Building
[LOGO] GILLETTE                                        Boston, MA 02199-8004
       COMPANY

       World Class Brands Products People




       Date        December 19, 1996

       For Release Immediately

       Contact David A. Fausch, Corporate Public Relations, (617) 421-7765 Everett R. Howe, Corporate Investor Relations, (617) 421-7750



       DURACELL CHAIRMAN AND PRESIDENT ANNOUNCE
       INTENTION TO LEAVE



       BOSTON...Charles R. Perrin, chairman and chief executive officer, Duracell International Inc., and Charles E. Kiernan, Duracell president and chief operating officer, announced today their intention to resign from Duracell following a short transition period after the merger with The Gillette Company, which is expected to be approved by stockholders of Duracell and Gillette on December 30.

       In reaching their respective decisions to leave, Mr. Perrin and Mr. Kiernan have each stated clearly that the merger is in the best interests of Duracell and its future. Their departure, they explained, is related to their personal interests in pursuing opportunities that each feels would be more compatible with their experiences as the top executives of a publicly held company rather than managing a subsidiary of another company.

       "We respect their decision and want to recognize their leadership in building Duracell into the fine organization it has become under their management. We welcome their assistance in the transition period after the merger is approved," said Alfred M. Zeien, Gillette chairman and chief executive officer.